Exhibit 10.1
POLYONE CORPORATION
EXECUTIVE SEVERANCE PLAN
(As Amended and Restated Effective February 17, 2009)
ARTICLE I - PURPOSE
          The Board of Directors of PolyOne Corporation (the “Company”), acting through the Compensation and Governance Committee, adopted the PolyOne Corporation Executive Severance Plan (the “Plan”) effective May 25, 2006. The Plan is designed to provide severance protection to certain officers of the Company who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of operations.
ARTICLE II – ESTABLISHMENT OF THE PLAN
          Section 2.1     Effective Date. The Plan was effective May 25, 2006 (the “Effective Date”). The Plan was amended and restated effective December 31, 2007 to comply with the 409A Guidance, further amended and amended and restated effective December 31, 2008 to comply with the 409A Guidance, and amended and restated effective February 17, 2009 to reflect the provisions of the American Recovery and Reinvestment Act of 2009.
          Section 2.2     Applicability of Plan. The benefits provided by the Plan shall be available to Participants, as defined in Section 3.14.
          Section 2.3     Contractual Right to Benefits. Subject to the provisions of Article X hereof, the Plan establishes and vests in each Participant a contractual right to the benefits to which the Participant is entitled hereunder, enforceable by the Participant against the Company on the terms and subject to the conditions hereof.
ARTICLE III – DEFINITIONS
          Section 3.1     “Affiliate” means, with respect to any person, any entity, directly or indirectly, controlled by, controlling or under common control with such person.
          Section 3.2     “Base Salary” of a Participant means the Participant’s annual base salary as in effect on the Termination Date.
          Section 3.3     “Board” means the Board of Directors of the Company.
          Section 3.4     “Cause” means the Participant’s commission of any of the following:
          (a)     Serious violation or deliberate disregard of the Company’s policies;

          (b)     Gross dereliction in the performance of Participant’s job duties and responsibilities;
          (c)     Violation of the Code of Business Conduct;
          (d)     Misappropriation of property of the Company or an Affiliate;
          (e)     Commission of an act of fraud upon, or bad faith, dishonesty or disloyalty toward the Company or any of its Affiliates;
          (f)     Breach of any of the covenants under Section 6.3 or Article VII;
          (g)     An event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Committee, the Participant’s credibility and reputation no longer conforms to the standards applicable to Company executives; or
          (h)     An act or omission that the Company reasonably determines may prejudice significantly its best interests if the Participant’s employment is not terminated.
          Section 3.5     “Code” means the Internal Revenue Code of 1986, as amended.
          Section 3.6     “Committee” means the Compensation and Governance Committee of the Board, or any successor committee of the Board that performs the executive compensation functions delegated to the Committee as of the Effective Date.
          Section 3.7     “Disability” means a Participant’s incapacity due to physical or mental illness that results in a Participant being absent from the Participant’s duties with an Employer on a full-time basis for a period of 180 consecutive days.
          Section 3.8     “Elected Officer” means an officer of the Company who is elected to office by the Board and who has not resigned or otherwise been removed from that position. An Elected Officer will not include an officer of the Company who is appointed by the Board.
          Section 3.9     “Employer” means the Company or any Affiliate that employs a Participant.
          Section 3.10     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          Section 3.11     “Executive Officer” means an Elected Officer who is elected to office by the Board in the category of “Executive Officer.”
          Section 3.12     “Key Employee” means a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code.
          Section 3.13     “Management Continuity Agreement” means an agreement entered into between the Company and a Participant that sets forth benefits that the Company agrees to provide the Participant under certain circumstances following a Change of Control (as defined in such agreement).
          Section 3.14     “Participant” means an Elected Officer and any other employee of an Employer who is expressly designated by the Committee as a Participant, who, after becoming a Participant, has not entered into an employment, severance or other similar agreement with the Company (other than a stock option, restricted stock, supplemental retirement, deferred compensation or similar plan or agreement or other form of participant document entered into pursuant to an Employer-sponsored plan that may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a Change of Control (as defined in such separate plan or document), such as a Management Continuity Agreement). Each individual who, as of the Effective Date, is an Elected Officer shall become a Participant as of the Effective Date. Each individual who, after the Effective Date, becomes an Elected Officer or is designated by the Committee as a Participant, shall become a Participant as of the date so elected or designated. A Participant shall cease to be a Participant hereunder when he or she is no longer an Elected Officer or, by action of the Committee, is no longer a Participant.
          Section 3.15     “Plan Administrator” means the Company.
          Section 3.16     “Severance Payment” or “Severance Payments” means the amount or amounts to be paid to a Participant under Article IV hereof.
          Section 3.17     “Severance Period” means (a) for all Executive Officers other than the Chief Executive Officer of the Company, the period of time commencing on the Termination Date and continuing until the second anniversary of the Termination Date, and (b) for all other Participants (other than the Chief Executive Officer of the Company), the period of time commencing on the Termination Date and continuing until the first anniversary of the Termination Date.
          Section 3.18     “Termination Date” means the date on which the Participant incurs a “separation from service” from the Company within the meaning of the Section 409A(a)(2)(A)(i) of the Code.
          Section 3.19     “409A Guidance” means Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.
ARTICLE IV – SEVERANCE PAYMENTS
          Section 4.1     Right to Severance Payment.
          (a)     Subject to Section 5.1, a Participant shall be entitled to receive from the Company Severance Payments in the amount provided in Section 4.1(b), payable as described in Section 4.1(d), upon the termination by the Employers of the Participant’s employment without Cause and for reasons other than death or Disability.

          (b)     The amount of Severance Payments under this Section 4.1(b) shall equal the sum of:
          (i)     the Participant’s Base Salary multiplied by (i) two in the case of Executive Officers or (ii) one in the case of all other Participants; and
          (ii)     the Participant’s annual bonus under the Company’s annual incentive program in which the Participant participates as earned for the year in which the Termination Date occurs;
minus the sum of:
          (iii)     the amount equal to the aggregate amount of any other cash payments in the nature of severance payments, if any, paid or payable to the Participant by an Employer pursuant to any agreement, plan, program, arrangement or requirement of statutory or common law (other than this Plan or cash payments received in lieu of stock incentives); and
          (iv)     the amount, if any, the Participant may be required to repay to the Company under the Company’s relocation program;
provided, however, for purposes of this Section 4.1(b), any reduction required by Section 4.1(b)(iii) or Section 4.1(b)(iv) shall first be taken against the amount payable under Section 4.1(b)(i); and provided further, that the offset provided by Section 4.1(b)(iv) shall not exceed $5,000 in any calendar year and shall be made at the same time and in the same manner as the repayment would otherwise be due from the Participant to the Company under the Company’s relocation program.
          (c)     In the event a Participant is entitled to severance payments under this Article IV, the Company shall provide the Participant continued participation in the Company’s medical, dental and vision plans (the “Health Plans”) for the Severance Period, subject to the terms and conditions of the Health Plans. The Participant will be required to pay the full cost for such continuation coverage in the Health Plans on an after-tax basis, less any subsidy provided by PolyOne pursuant to the American Recovery and Reinvestment Act of 2009. On the Initial Payment Date, as defined below, and on each January 2 of the Severance Period beginning in the year following the year in which the Initial Payment Date occurs, PolyOne will make a payment to the Participant (the “Health Plans Premium Reimbursement”) equal to the difference between (A) the amount the Participant is required to pay during the calendar year of payment for such continuation coverage and, with respect to the payment on the Initial Payment Date, the amount, if any, the Participant is required to pay for such continuation coverage in the prior year, and (B) the amount the Participant would have been required to pay during such years for such continuation coverage if the Participant had paid the same percentage of the cost that a similarly situated active employee would pay, as of the Termination Date.
          The Participant’s continued participation in the Health Plans for the Severance Period shall satisfy the Health Plans’ obligation to provide the Participant the right to continuation coverage under the Health Plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
          The Company will reimburse the amount of the federal, state and local taxes imposed on the Participant as a result of the Participant’s receipt of the Health Plans Premium Reimbursement, such reimbursement to be made, subject to Section 4.1(d)(iii), no later than December 31 of the year following the year in which the Participant remits the applicable taxes.
(d)    (i)    The Severance Payment paid pursuant to Section 4.1(b)(i) shall be paid in equal installments during the period beginning on the date 60 calendar days after the Participant’s Termination Date and ending at the end of the Severance Period according to the Company’s then current payroll policies. The first installment to which a Participant is entitled under this Section 4.1(d)(i) shall be paid with the first normal pay period that occurs on or after 60 calendar days after the Participant’s Termination Date (the “Initial Payment Date”) and shall include any installments that would have been paid during the Severance Period but for the 60-day delay in commencement of payment. The amount of each installment shall be equal to the total amount of the Severance Payment paid pursuant to Section 4.1(b)(i) divided by the number of payroll dates in the Severance Period.
          (ii)     Except to the extent subject to a valid deferral election executed by the Participant that would require payment at a different time, the Severance Payment paid pursuant to Section 4.1(b)(ii) shall be paid during the calendar year immediately following the calendar year in which the performance objectives giving rise to such annual bonus payment are satisfied.
          (iii)     Notwithstanding the foregoing, if any of the Severance Payments described in Section 4.1(c), Section 4.1(d)(i) or Section 4.1(d)(ii) would be considered “nonqualified deferred compensation,” within the meaning of the 409A Guidance, then to the extent necessary to comply with Section 409A of the Code and to the extent payable to a Participant who is a Key Employee, such payment shall not be made during the six-month period following the Participant’s Termination Date. Any Severance Payments that would, but for the foregoing sentence, be paid during such six-month period, shall be paid to the Participant by the Company in cash and in full, on the first business day of the seventh month following the Participant’s Termination Date.
          (iv)     If a Participant entitled to Severance Payments under this Section 4.1 should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid no later than 90 days following the Participant’s death to the Participant’s legal representative, if there be one, and, if not, to the Participant’s spouse, parents, children or other relatives or dependents of such Participant as the Company, in its discretion, may determine, provided, however, such payee or payees shall not have the right to designate the taxable year of payment. Any payment so made shall be a complete discharge of any liability with respect to such benefit.

          Section 4.2     Business Expenses. Each Participant shall be responsible for any personal charges incurred on any Company credit card or other account used by the Participant prior to the Participant’s Termination Date and the Participant shall pay all such charges when due. The Company shall reimburse the Participant for any pending, reasonable business-related credit card charges for which the Participant has not already been reimbursed as of the Participant’s Termination Date provided the Participant files a proper travel and expense report. Such reimbursement shall be made not later than December 31 of the year following the year in which the Participant incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
          Section 4.3     Outplacement. Each Participant shall be eligible to initiate outplacement services with the Company’s designated service provider within 90 days of the Termination Date. Any fees for such outplacement benefits shall be paid by the Company directly to the outplacement service provider and such services shall be completed within 12 months after the date the Participant so initiates outplacement services.
          Section 4.4     Withholding. The Company shall withhold such amounts from the payments described in this Article IV as are required by applicable tax or other law.
          Section 4.5     Other Rights and Obligations.
          (a)     Nothing in this Plan will affect the rights that a Participant may have, based on termination of the Participant’s employment as of the Termination Date, pursuant to any agreement, policy, plan, program or arrangement of the Company providing for payment of accrued vacation pay, long-term incentive compensation or retirement benefits under the PolyOne Corporation Retirement Savings Plan or any other qualified or non-qualified retirement plan of the Company or any Affiliate, which rights will be governed by the terms thereof, as such agreements, policies, plans, programs or arrangements may be modified from time to time consistent with the terms of such agreements, policies, plans, programs or arrangements.
          (b)     Except as specifically set forth in this Plan, no other compensation or benefits are due to a Participant under this Plan, the PolyOne Employee Transition Plan, the Management Continuity Agreement, or any other agreement, policy or program of the Company. If the Participant has entered into a Management Continuity Agreement with the Company and is entitled to payment under such Management Continuity Agreement, then the Participant is not eligible to receive benefits under this Plan.
          (c)     In connection with the termination of the Participant’s employment, such Participant shall follow the Company’s standard procedures relating to departing employees, including, without limitation, returning (and providing confirmation that the Participant has so returned) all Company owned property, documents and materials (including copies, reproductions, summaries and/or analyses), and all other materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of Information (as defined in Article VII below).

          (d)     The Participant shall not be required to mitigate damages or the amount of the Participant’s Severance Payment by seeking other employment or otherwise, nor, except as provided in the following sentence, shall the amount of such payment be reduced by any compensation earned by the Participant as a result of employment after the termination of the Participant’s employment by the Employers. In the event a person receiving benefits under the Plan is reemployed by an Employer, all payments then payable will cease.
ARTICLE V – RELEASE
          Section 5.1     Release. Notwithstanding anything to the contrary contained in this Plan, a Participant shall not be entitled to receive any Severance Payment hereunder unless and until the Participant has signed and returned to the Company a release (the “Release”) by the deadline established by the Plan Administrator (which shall be no later than 50 calendar days after the Participant’s Termination Date) and the period during which the Participant may revoke the Release, if any, has elapsed. The Release, which shall be signed by the Participant no earlier than the Participant’s Termination Date, shall be a written document, in a form prescribed by the Company, intended to create a binding agreement by a Participant to release any claim that the Participant has or may have against the Company and certain related entities and individuals, that arise on or before the date on which Participant signs the Release, including, without limitation, any claims under the federal Age Discrimination in Employment Act.
          Section 5.2     Breach. The Company’s payment obligations and the Participant’s participation rights under Article IV shall cease in the event the Participant breaches any of the covenants contained in the Release or in Articles VI or VII.
ARTICLE VI – NON-COMPETITION, NON- SOLICITATION, AND NON-
DISPARAGEMENT
          Section 6.1     Non-Competition. From the Termination Date until the conclusion of the Severance Period, a Participant shall not, without prior written consent of the Company (to be decided by the Plan Administrator upon submission of a written request by the Participant describing the specific opportunity for which consent is sought), engage, directly or indirectly, either personally or as an employee, director, partner, agent, representative, or consultant for another, in any activity that competes directly or indirectly with the Company or any of its Affiliates in any products, services, systems, or other business activities (or in any product, service, system, or business activity that was under either active development or consideration while the Participant was employed by the Company). The foregoing sentence of this Section 6.1 is intended to cover and encompass activity by a Participant that poses a competitive threat to the Company or any of its Affiliates. The Company competes worldwide in the sale of products, services, systems, and business activities and the market for technology related to its products, services, systems, and business activities is worldwide. For purposes of this Section 6.1, indirect competition shall include engaging in any of the prohibited activities through an intermediary or third-party or as a shareholder of any corporation in which a Participant or Participant’s immediate family member owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

          Section 6.2     Non-Solicitation. From the Termination Date until the conclusion of the Severance Period, a Participant shall not directly or indirectly (a) induce or assist others in inducing any person who is an employee, officer, consultant, or agent of the Company or its Affiliates to give up employment or business affiliation with the Company or its Affiliates; or (b) employ or associate in business with any person who is employed by or associated in business with the Company or its Affiliates at any time during the Severance Period or in the one-year period prior to the Termination Date; provided, however, that the foregoing shall not prohibit the Participant, or any business with whom Participant becomes associated, from engaging in general solicitations of employment or hiring persons that respond to such solicitations. In the event that the scope of the restrictions in Sections 6.1 or 6.2 are found overly broad, a court should reform the restrictions by limiting them to the maximum reasonable scope.
          Section 6.3     Statements to Third Parties. A Participant shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company or comment on its character or business reputation. A Participant further shall not: (a) comment to others concerning the status, plans or prospects of the business of the Company, or (b) engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Section 6.3, the “Company” shall mean PolyOne Corporation and its directors, officers, predecessors, and Affiliates. The foregoing undertakings shall not apply to any statements or opinions that are made under oath in any investigation, civil or administrative proceeding or arbitration in which the individual has been compelled to testify by subpoena or other judicial process or which are privileged communications.
ARTICLE VII – CONFIDENTIAL INFORMATION
          As an employee of the Company or an Affiliate, a Participant may have created or had access to information, trade secrets, substances and inventions including confidential information relating to the business or interests of persons with whom the Company or any of its Affiliates may have commercial, technical, or scientific relations (“Information”) that is valuable to the Company or any of its Affiliates and may lose its value if disclosed to third parties. Participants shall treat all such Information as confidential and belonging to the Company and take all actions reasonably requested to confirm such ownership. A Participant shall not, without the prior written consent of the Company, disclose or use the Information. This non-disclosure obligation shall continue until such Information becomes public knowledge through no fault of the Participant. A Participant shall promptly inform the Company of any request, order, or legal process requesting or requiring the Participant to disclose Information. A Participant shall cooperate with legal efforts by the Company to prevent or limit disclosure of Information.
ARTICLE VIII – SUCCESSORS; THIRD PARTY BENEFICIARIES
          Section 8.1     Participant’s Successors. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

          Section 8.2     Exclusive Benefit. This Plan is intended to be for the exclusive benefit of the Company and the Participants, and except as provided in Section 8.1, no third party shall have any rights hereunder.
ARTICLE IX – AMENDMENT AND TERMINATION
          The Company, through the Committee, reserves the right to amend or terminate the Plan at any time without any prior notice to or approval of any Participant without any notice to or approval of any other Employer. Any such amendment or termination may be retroactive to any date up to and including the effective date of the Plan; provided, however, that no such amendment, modification or change shall adversely affect any benefit under the Plan previously paid or provided to a Participant (or a Participant’s successor in interest).
ARTICLE X – ADMINISTRATION OF PLAN
          Section 10.1     Administration.
          (a)     The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 10.3 hereof.
          (b)     The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.
          Section 10.2     Regulations. The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Section 10.3 hereof, be final and binding on all persons.
          Section 10.3     Claims Procedures.
          (a)     The Plan Administrator shall determine the rights of any person to any benefit hereunder. Any person who believes that he or she has not received the benefit to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for his or her claim and the facts upon which he or she relies in making such a claim.

          (b)     The Plan Administrator will notify the claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision. In no event will the Plan Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Plan Administrator.
          If such a claim is denied, the Plan Administrator’s notice will be in writing, will be written in a manner calculated to be understood by the claimant and will contain the following information:
          (i)     The specific reason(s) for the denial;
          (ii)     A specific reference to the pertinent Plan provision(s) on which the denial is based;
          (iii)     A description of additional information or material necessary for the claimant to perfect his or her claim, if any, and an explanation of why such information or material is necessary; and
          (iv)     An explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.
          If additional information is needed, the claimant shall be provided at least 45 days within which to provide the information and any otherwise applicable time period for making a determination shall be suspended during the period the information is being obtained.
          Within 60 days after receipt of a denial of a claim, the claimant must file with the Plan Administrator, a written request for review of such claim. If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his or her claim. If a request for review is filed, the Plan Administrator shall conduct a full and fair review of the claim. The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents and information relevant to the claim for benefits. The claimant may submit issues and comments in writing, and the review must take into account all information submitted by the claimant regardless of whether it was reviewed as part of the initial determination. The decision by the Plan Administrator with respect to the review must be given within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include
          (A)     The specific reason(s) for the denial;

          (B)     A reference to the specific Plan provision(s) on which the denial is based;
          (C)     A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and
          (D)     A statement describing any voluntary appeal procedures offered by the Plan and a statement of the claimant’s right to bring a civil action under ERISA.
          The Plan Administrator’s decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons.
          Section 10.4     Mediation. After a Participant has exhausted all administrative remedies as provided in Section 10.3, the Participant may submit any dispute to mediation by written notice to the other party or parties. The mediator shall be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator shall be designated by the American Arbitration Association at the request of a party. Any mediator so designated must be acceptable to all parties. The mediation shall be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with facilitation by the mediator, to reach an amicable resolution of the dispute. The mediation shall be treated as a settlement discussion and therefore shall be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each party shall bear its own costs in the mediation. The fees and expenses of the mediator shall be shared equally by the parties.
ARTICLE XI – MISCELLANEOUS
          Section 11.1     Alienation. Except as otherwise required by law, no benefit shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution or encumbrance of any kind, and any attempt to accomplish the same shall be void.
          Section 11.2     Incapacity. Benefits shall be payable hereunder only to a Participant who is eligible therefor, except that if the Company shall find that such Participant is unable to manage his or her affairs for any reason, any benefit payable to him or her shall be paid to his or her duly appointed legal representative, if there be one, and, if not, to the spouse, parents, children or other relatives or dependents of such Participant as the Company, in its discretion, may determine. Any payment so made shall be a complete discharge of any liability with respect to such benefit.
          Section 11.3     Employment Rights. The Participant’s rights, and the Company’s rights to discharge a Participant shall not be enlarged or affected by reason of the Plan. Nothing contained in the Plan shall be deemed to alter in any manner the management rights of the Company or any of its Affiliates.
          Section 11.4     Notices. For all purposes of this Plan, all communications, including, without limitation, notices, consents, requests or approvals provided for herein, shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Chief Legal Officer) at its principal executive offices and to any Participant at his principal residential address on file with the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.
          Section 11.5     Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Plan or breach thereof shall be governed by and under the laws of the State of Ohio without regard to conflict of law principles.
          Section 11.6     Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall nevertheless remain in full force and effect.
          Section 11.7     Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Plan and shall not be used in construing it.
          Section 11.8     Section 409A Compliance. It is intended that this Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to a Participant or his or her beneficiaries. This Agreement shall be administered in a manner consistent with such intent.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Plan to be executed as of the 14th day of May, 2009.

POLYONE CORPORATION
By:	/s/ Kenneth M. Smith
Kenneth M. Smith
Senior Vice President, Chief Information and Human Resources Officer